Exhibit 10.8
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
          THIS FIRST AMENDMENT, by and between Dolan Media Company, a Delaware corporation (the “Company”); and Mark W.C. Stodder (“Executive”), is entered into on this 29th day of December 2008, but effective as of the applicable dates set forth below.
PRELIMINARY RECITALS
          A. Employment Agreement. The Company and Executive have entered into a written Employment Agreement (the “Employment Agreement”), dated as of April 1, 2007 (the “Original Effective Date”), which remains in effect. Since then, Executive has continued to serve as Executive Vice President-Business Information of the Company, pursuant to the Employment Agreement. Any capitalized terms used in this Amendment, and not defined herein, shall have the meanings specified in the Employment Agreement.
          B. Purpose of Amendment. The Company and Executive desire to minimize the risk to Executive of premature income taxation and unnecessary penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), by amending certain provisions of the Employment Agreement to comply with Section 409A of the Code or applicable guidance or regulations thereunder.
AMENDMENT
          NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Employment Agreement as follows:
          1. As of the Original Effective Date, an new sentence is hereby added at the end of Section 2.2, reading as follows:
The Annual Bonus for a fiscal year shall be paid to Executive in a cash lump sum in accordance with the terms of the Company’s annual bonus plan, but in any event shall be paid within two and one-half months after such fiscal year.
          2. As of the Original Effective Date, the definition of “Good Reason” in Section 3.1(b) is hereby amended to read as follows:
“Good Reason” means the occurrence, without Executive’s express written consent, of any of the following events; provided, however, that Executive gives the Company written notice of circumstances giving rise to any of the following events no later than ninety (90) days after the date that such circumstances come into existence; and provided further that any termination of Executive’s employment for Good Reason, as a result of any such event or condition that is not timely cured, must occur no later than the second anniversary of the date that such event occurs: (i) the Company moves its principal offices from the Minneapolis-St. Paul metropolitan area and requires Executive to relocate to the vicinity of such new offices; (ii) any material diminution by the Company in Executive’s duties or responsibilities inconsistent with the terms hereof, which diminution remains uncured thirty (30) days after receipt by the Company of written notice of such breach; (iii) the Company materially breaches any of its obligations hereunder, which breach remains uncured thirty (30) days after receipt by the Company of written notice of such breach; (iv) a material diminution in Executive’s Base Salary or the target amount of any Annual Bonus, or a material diminution in Benefits available to Executive on the Effective Date or as hereafter may be made available to Executive, other than, in each case under this clause (iv): (x) any such diminution that is cured within thirty (30) days after receipt by the Company of written notice of such diminution, or (y) any diminution of Benefits that also applies to the other senior executives of the Company.
          3. As of the Original Effective Date, the last sentence of Section 3.2(b) (concerning certain payments due after termination of Executive’s employment by the Company without Cause or by Executive with Good Reason) is hereby deleted and replaced by three sentences reading as follows:
If the Company does not execute and deliver any such release to Executive at least sixty (60) days before the end of the six (6) month period following Executive’s Separation from Service, the Company shall be deemed to have elected not to require Executive’s execution of such a release. If the Company shall have timely executed and delivered such a release to Executive, and Executive either fails to execute and deliver the release to the Company at least thirty (30) days before the end of that six (6) month period, or he does so but rescinds such release before any payment is otherwise due under Section 3.2(b)(iii) or Section 3.2(b)(iv), the Company shall have no obligations under Sections 3.2(b)(iii) and (iv). Except for the Company’s obligations, if any, under this Section 3.2(b) and as otherwise provided in Section 3.3, the Company shall have no further obligations hereunder, including under Section 2, or otherwise with respect to Executive’s employment, from and after the termination date.
          4. Except as expressly amended in this First Amendment, the Employment Agreement shall remain in full force and effect according to its terms.
          IN WITNESS WHEREOF, the undersigned Executive and the Company have executed this Amendment on the date first stated above, but effective retroactively as of the applicable effective dates stated above.

COMPANY:

DOLAN MEDIA COMPANY

/s/James P. Dolan

By: James P. Dolan, Chairman,
President and Chief Executive Officer

/s/ John Bergstrom

By: John Bergstrom, Chairman of the Compensation Committee

EXECUTIVE:

/s/ Mark W. C. Stodder

Mark W. C. Stodder

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